Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF
KINETA, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made and entered into effect as of June 30, 2025, by and between Kineta, LLC, a Delaware limited liability company (the “Company”), and TuHURA Biosciences, Inc., a Nevada corporation (“Sole Member”).

RECITALS

(A)
The Company was formed as a limited liability company under the laws of the State of Delaware by filing a Certificate of Formation with the Administrator (as hereinafter defined) on December 9, 2024.
(2)
The undersigned executed that certain Limited Liability Company Agreement of the Company (the “Original Agreement”) on December 9, 2024.
(3)
In connection with certain transactions entered into by the Company, the undersigned wishes to amend and restate the Original Agreement in its entirety and enter into this Agreement.
(4)
The Sole Member and the Company desire to set forth herein its statements regarding the manner in which the Company shall be governed and operated.

THEREFORE, Sole Member and the Company hereby agree and state as follows:

Article 1
. ORGANIZATION
1.2
Formation.

The Company was organized as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (as it may be amended from time to time, the “Act”) by the filing of a Certificate of Formation (as amended and supplemented, the “Articles”) with the Administrator (as hereinafter defined) on December 9, 2024. Sole Member hereby ratifies and approves the Articles in all respects and agrees that, from and after the date hereof, the Company shall be governed by the terms of this Agreement and the Act.

1.3
Name.

The name of the Company is Kineta, LLC. The Company may also conduct its business under one or more assumed names.

1.4
Purposes.

The purpose or purposes for which the Company was formed is to engage in any activity within the purposes for which a limited liability company may be formed under the Act.

1.5
Duration.

The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

1.6
Offices and Resident Agent.

The Company may locate its principal office and place of business at any place or places as the Sole Member may from time to time determine. The Registered Office and the Resident Agent of the Company shall be as designated in the Articles or any amendment thereof.

1.7
Definitions.

The terms set forth below shall have the following meanings when used in this Agreement:

(C)
“Act” has the meaning set forth in Section 1.1 of this Agreement.
(D)
“Administrator” means the Secretary of State of the State of Delaware or his or her designated representative.
(E)
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
(F)
“Articles” has the meaning set forth in Section 1.1 of this Agreement.
(G)
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
(H)
“Indemnified Person” has the meaning set forth in Section 5.1(A) of this Agreement.
(I)
“Members” means Sole Member and those other persons or entities who from time to time are designated as Members by the Sole Member.
(J)
“Person” means an individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or organization (including any governmental entity).
(K)
“Sole Member” has the meaning set forth in the introductory paragraph of this Agreement.
(L)
“U.C.C.” has the meaning set forth in Section 3.3 of this Agreement.

Article 2
. BOOKS. RECORDS AND ACCOUNTING
2.1
Books and Records.

The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act and such books and records shall be kept at the Company’s principal office.

2.2
Fiscal Year; Accounting.

The Company’s fiscal year shall end on December 31. The particular accounting methods and principles to be followed by the Company shall be chosen by the Sole Member.

Article 3
. CAPITAL CONTRIBUTIONS; Membership Interests
3.1
Capital Contributions.

Sole Member may contribute to the capital of the Company such amounts as it may determine to be necessary or appropriate to conduct the business or carry out the purposes of the Company.

3.2
Certificates.

The membership interests in the Company issued hereunder may be certificated. If the Sole Member determines that units issued hereunder will be certificated, the Sole Member shall approve a specimen form of certificate and issue such certificates specifying the number and type of units held by Sole Member.

3.3
No Article 8 Opt-In or Certificates.

As of the effective date of this Agreement, neither the Company nor Sole Member has elected that any membership interests in the Company be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (the “U.C.C.”) or be evidenced by any certificates and no membership interests in the Company are evidenced by any certificates. If Sole Member determines that units issued hereunder will be certificated, the Sole Member shall approve a specimen form of certificate and issue to Sole Member such certificates specifying the number and type of units held by Sole Member.

3.4
Security Interest in the Membership Interests

Sole Member may pledge or grant a security interest, lien, or other encumbrance in or against any or all of its membership interests.

3.5
Loans.

In the event that the Company requires additional funds to meet its obligations, the Company may borrow such funds from any party.

3.6
Distributions.

Distributions of cash or other assets of the Company shall be made at such times and in such amounts as Sole Member may determine in its sole discretion.

3.7
Assignments of Membership Interest.

No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, “transfer”) all or any part of its interest in the Company, nor shall any Member have the power to substitute a transferee in its place as a substitute Member, without, in either event, having obtained the prior written consent of Sole Member, whose consent may be given or withheld in its sole discretion.

3.8
Resignation.

No Member shall have the right to resign from the Company except with the consent of Sole Member and upon such terms and conditions as may be specifically agreed upon between Sole Member and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive, and no Member be entitled to claim any further or different distribution upon resignation under Section 18 604 of the Act or otherwise.

3.9
Additional Members.

Sole Member shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by Sole Member.

Article 4
. MANAGEMENT
4.1
Management by the Sole Member.

The management, operation and policy of the Company shall be vested exclusively in the Sole Member. The Sole Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Sole Member is an agent of the Company and the actions of the Member in such capacity shall be binding on the Company without liability to the Sole Member. The Sole Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Sole Member.

4.2
Officers and Related Persons.

The Sole Member shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Sole Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. The initial officers are set forth in the attached Exhibit A.

Article 5
. INDEMNIFICATION
5.1
Indemnification of Members, Officers, and Others.
(C)
The Company hereby agrees to indemnify and hold harmless any Person (each, an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) incurred or suffered by such Person (or one or more of such Person’s affiliates) by reason of the fact that such Person is or was a member or an officer of the Company (and, in the sole discretion of the Sole Member, any Person that is or was serving as an employee or agent of the Company or is or was serving at the request of the Company as an officer, manager, director, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise) or is the general partner of any subsidiary of the Company (including any representative, officer, director, manager, owner, principal, employee or agent of any such general partner); provided that (unless the Sole Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its affiliates’ willful misconduct or knowing violation of law, or for any breaches of any representations, warranties or covenants by such Indemnified Person or its affiliates contained herein or in any other agreement with the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall to the extent of available funds be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Sole Member by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.
(D)
The right to indemnification and the advancement of expenses conferred in Section 5.1(A) shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, approval of the Sole Member or otherwise.
(E)
The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 5.1(A) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 5.1.
(F)
Notwithstanding anything contained herein to the contrary (including in this Section 5.1), any indemnity by the Company relating to the matters covered in this Section 5.1 shall be provided out of and to the extent of Company assets only and no member (unless such member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.
(G)
If this Section 5.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 5.1 to the fullest extent permitted by any applicable portion of this Section 5.1 that shall not have been invalidated and to the fullest extent permitted by applicable law.
Article 6
. DISSOLUTION AND WINDING UP
6.1
Dissolution.

The Company shall dissolve and its affairs shall be wound up upon the decision of Sole Member to dissolve the Company, or any other event that, under the Act, requires the dissolution of the Company.

6.2
Winding Up.

Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets. Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations, and then to Sole Member. Such proceeds shall be paid to such member within ninety (90) days after the date of winding up.

Article 7
. MISCELLANEOUS PROVISIONS
7.1
Article and Section Headings.

The Article and Section headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

7.2
Entire Agreement.

This Agreement constitutes the entire limited liability company agreement of the Company.

7.3
Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to application of conflict of laws principles.

7.4
Amendment.

This Agreement may be amended at any time and by any means by the Sole Member.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned makes and executes this Amended and Restated Limited Liability Company Agreement of Kineta, LLC as of the date first above written.

SOLE MEMBER:

TuHURA Biosciences, Inc.

By: /s/ James A. Bianco, M.D

Name: James A. Bianco, M.D.

Title: Chief Executive Officer

COMPANY:

Kineta, LLC

By: /s/ James A. Bianco, M.D.

Name: James A. Bianco, M.D.

Title: President

[Signature Page to Amended and Restated

Limited Liability Company Agreement of Kineta, LLC]